Exhibit 19
Ally Financial Inc.
ALLY FINANCIAL INC.
Enterprise Insider Trading and Blackout Policy
Effective as of December 10, 2024
SECTION 1. Purpose.
The purpose of this Enterprise Insider Trading and Blackout Policy (Policy) is to establish the governing guidelines related to all Covered Individuals (as defined in Appendix I) regarding the possession of Material Nonpublic Information or MNPI (as defined in Section 4.1), transactions in securities while in possession of MNPI, and transactions in securities of Ally Financial Inc. (AFI) and its direct and indirect subsidiaries (collectively, Ally).
Pursuant to the Enterprise Risk Management Policy (ERM Policy), Ally shall manage risks within the limits and thresholds established in the Enterprise Risk Appetite Statement and the enterprise and specific risk limits recommended by Independent Risk Management (IRM) and approved by the AFI and Ally Bank Risk Committees (RCs). In addition, Ally shall maintain effective risk management through the key risk management processes described in the ERM Policy.
SECTION 2. Scope.
This Policy applies to all Covered Individuals and the possession of MNPI, transactions in securities while in possession of MNPI, and transactions in Ally securities.
This Policy must be read in conjunction with the Ally Code of Conduct and Ethics, the ERM Policy, and any governance documents referenced within this Policy.
SECTION 3. Policy Statement.
It is Ally’s policy that no Covered Individual violate the insider-trading laws, including buying or selling any security while knowingly in possession of MNPI relating to such security, or conveying such MNPI to others in breach of a duty of trust or confidence. This prohibition applies irrespective of whether a security of Ally is involved and whether the Covered Individual is buying or selling the security for their account or for any other account, including an Ally account. It is also Ally’s policy that no Covered Individual may engage in Tipping in violation of the insider-trading laws.
If any Covered Individual is in doubt as to whether information in their possession is MNPI, the information should be treated as if it is MNPI.
If any Covered Individual believes that they have received, in the course of employment or other association with Ally, MNPI or other confidential information to which they should not have access, the Covered Individual must (a) promptly report the situation to the Ally Legal Staff, (b) not share the information with anyone else, and (c) follow any instructions from the Ally Legal Staff with respect to the information.
Any Covered Individual who fails to follow this Policy may be subject to disciplinary action (up to and including termination of employment or other association with Ally) as well as severe legal consequences of a civil or criminal nature. The failure by any Covered Individual to follow this Policy could also subject Ally to civil and criminal penalties. There are no exceptions for small transactions.
SECTION 4. Policy Requirements.
4.1 Material Nonpublic Information (MNPI)
Materiality is an objective test keyed to the reasonable investor. Any information that could reasonably be expected to affect the price of a security should be considered material. Material information can be (a) positive or negative, (b) a current or historical fact, an estimate or opinion, or a forward-looking statement, (c) certain or contingent, or (d) sourced from within or outside the applicable company. While many of the examples used in this Policy refer specifically to Ally, they could just as well refer to any other company. Examples of information that may well be material include:
•Significant changes in revenue volumes or market share;
•Changes in debt ratings or analyst upgrades or downgrades;
•Quarterly and year-end earnings, or significant changes in financial performance;

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Ally Financial Inc.
•Events involving Ally’s securities, such as dividends on or repurchases of outstanding shares or issuances of additional securities;
•Impending bankruptcy or liquidity problems;
•Major business acquisitions and dispositions, or other significant transactions;
•Development of significant new products or services;
•Matters that could materially impact Ally’s significant business partners or Ally’s relationship with them, including the acquisition or loss of a significant contract;
•Matters that could materially impact Ally’s competitors or other financial institutions;
•Direct, indirect, express, or implied guidance about Ally’s earnings or other financial, business, or operational results, and financial and other significant internal business forecasts;
•Significant changes in accounting treatment or write-offs;
•Changes in senior management or the AFI or Ally Bank Boards of Directors;
•Significant changes in statutes, regulations, or other laws that apply to Ally or supervisory matters affecting Ally;
•Significant cybersecurity incidents;
•Significant litigation or other disputes; and
•The resignation or termination of auditors.
This list is simply illustrative and is not intended to be exhaustive or comprehensive. Whether any particular information could be considered material by a reasonable investor depends on the specific circumstances existing at a particular point in time. Material information cannot be rendered immaterial by breaking it up into ostensibly nonmaterial pieces. A major factor in determining whether any information is material is the known or potential impact of that information on financial condition, results of operations, or liquidity.
Information relating to one company could impact securities issued by another. For example, material information related to Ally’s competitors, other financial institutions, or Ally’s significant business partners could impact securities issued by Ally, and vice versa. In addition, securities issued by an Ally subsidiary may be guaranteed by AFI or another Ally subsidiary, and as a result, material information related to Ally could impact securities issued by such subsidiaries.
Material information is nonpublic if (a) it has not been disseminated in a manner calculated to reach the securities marketplace in general through recognized channels of distribution—such as a Current Report on Form 8-K that is filed or furnished with the Securities and Exchange Commission (SEC) or a press release that is widely disseminated—and (b) investors have not been afforded a reasonable waiting period to react to the information. To be widely disseminated, information must be publicly disclosed through a method or combination of methods that are reasonably designed to provide broad, non-exclusionary distribution of it to the public, such as a widely circulated news or wire service. As explained in Section 4.4 of this Policy, a reasonable waiting period depends on the circumstances of the dissemination, but historically, two trading days has been the most common.
For additional information on what may constitute MNPI, please contact the Ally Legal Staff.
4.2 Covered Transactions
Covered transactions are the purchase or sale of securities. Stock option exercises or non-discretionary stock sales to cover any applicable taxes pursuant to an Ally employee benefit plan are generally not covered. However, these restrictions do apply to any sale of stock underlying a stock option or to a cashless exercise of a stock option through a broker (excluding non-discretionary stock sales to cover any applicable taxes). This Policy does not apply to purchases of securities through an Ally employee benefit plan resulting from pre-determined periodic payroll deductions. It should be noted that elections to increase or decrease periodic purchases or to make transfers into or out of investments in securities that are included in any benefit plan are covered transactions. A transaction that is

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Ally Financial Inc.
discretionary (i.e., the timing and scope of the transaction is in the employee’s control) and involves the purchase or sale of a security is within the scope of this Policy.
Repurchases of Ally securities—excluding repurchases in any internal reorganization—by Ally (Repurchases) are covered transactions. Repurchases of AFI equity securities may only be executed under the authority of a share-repurchase plan approved by the AFI Board of Directors. The establishment of a securities trading plan or similar arrangement for Repurchases must be approved in writing by the Ally General Counsel and the Ally Chief Compliance Officer (or their designees) consistent with internal accounting controls maintained by the Ally Controller and Chief Accounting Officer. Repurchases outside of an approved securities trading plan or similar arrangement are subject to the blackout procedures described in Section 4.3 and must be approved in writing, individually or in an aggregate, by the Ally General Counsel and the Ally Chief Compliance Officer (or their designees) consistent with internal accounting controls maintained by the Ally Controller and Chief Accounting Officer. Ally will comply with all applicable law in the purchase or sale of its own securities.
SEC rules provide flexibility to employees who wish to structure securities trading plans and strategies during periods when they are not in possession of MNPI and cannot exercise any influence over the trading transaction if they do become aware of such information. If any employee intends to enter into a securities trading plan or similar arrangement, that employee must first obtain the written approval of the Ally General Counsel and Ally Chief Compliance Officer (or their designees). The Ally Legal Staff will not draft such documents on behalf of any employee or otherwise provide legal representation to any employee on these matters. These documents must be obtained from the employee’s personal financial advisor, lawyer, or broker. In addition, any amendment, modification, or termination of any existing securities trading plan or similar arrangement requires the written approval of the Ally General Counsel and Ally Chief Compliance Officer (or their designees).
4.3 Blackout and Pre-Clearance Procedures
To help in preventing inadvertent violations of insider-trading laws and to avoid even the appearance of insider trading or impropriety, Ally has adopted separate blackout and pre-clearance procedures that cover Ally securities and that apply to members of the Boards of Directors, certain Ally employees, and their Affiliated Persons as identified within this section of this Policy as these Covered Individuals are the most likely to come into possession of MNPI regarding Ally. These procedures generally prohibit trading in Ally securities within prescribed quarterly and event-specific blackout periods and require members of the Boards of Directors and certain Ally employees, and their Affiliated Persons, to pre-clear all trades of Ally securities with the Ally General Counsel or Ally Chief Compliance Officer (or their designees). Individuals subject to Blackout and Pre-Clearance Procedures will be notified separately at least annually by the Ally General Counsel or Ally Chief Compliance Officer (or their designees).
4.3.1 Trading Blackouts
Quarterly and Annual Earnings Blackout Periods
The announcements of quarterly and annual earnings always have the potential to have a material impact on a company’s securities. Therefore, all Covered Persons (as defined below) are prohibited from trading in any security of Ally during the period beginning on the fifteenth calendar day of the last month of each Ally fiscal quarter and ending after the second full trading day following the release of Ally’s earnings for that quarter or full year, as applicable. A “trading day” is defined as a day on which the New York Stock Exchange is open for trading.
Covered Persons for purposes of quarterly and annual earnings blackout periods include the following:
•All members of the Boards of Directors of AFI and Ally Bank;
•The Ally Chief Executive Officer, the Ally Chief Financial Officer, and all other officers of AFI and Ally Bank that are in charge of a principal BL, division or function, and any other officer that performs a policy-making function for AFI (collectively, the Executive Officers);
•All employees that report directly to the Ally Chief Executive Officer or the Ally Chief Financial Officer;
•Selected employees of Ally involved in the preparation of Ally’s financial statements or earnings releases, including disclosure committee members and invitees;

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•The AFI Corporate Secretary and selected members of the Corporate Secretary’s staff;
•All Ally Investor Relations professionals and selected Ally Communications professionals;
•All Leadership Council members;
•Any other Ally employee or member of any Ally Board of Directors as deemed appropriate by either the Ally General Counsel or Ally Chief Compliance Officer; and
•Any above-described covered person’s Affiliated Persons.
Enterprise Compliance Regulatory Affairs (ECRA), in consultation with Ally Legal Staff, will maintain the list of Covered Persons with respect to trading blackouts.
In the event of unexpected and urgent circumstances, a Covered Person may be permitted to engage in lawful trading during a quarterly or annual earnings blackout period. Any exemption must be granted by the Ally General Counsel and Ally Chief Executive Officer and will only be permitted in very limited circumstances. However, if the exemption is for the Ally General Counsel, or for any of their Affiliated Persons, the exemption must be granted by the Ally Chief Compliance Officer and Ally Chief Executive Officer.
It should also be noted that the securities laws allow for certain safe harbors from insider trading where there is a pre-established trading plan.
4.3.2 Event-Specific Blackouts
From time to time, there may be a nonpublic pending development or specific event that is material and known by only a select group of individuals. If it is determined that a trading blackout period is advisable with respect to the development or event, the affected individuals will be notified regarding the scope of such blackout period by the Ally General Counsel or Ally Chief Compliance Officer (or their designees). Any exemption must be granted by the Ally General Counsel and Ally Chief Executive Officer and will only be permitted in very limited circumstances. However, if the exemption is for the Ally General Counsel, or for any of their Affiliated Persons, the exemption must be granted by the Ally Chief Compliance Officer and Ally Chief Executive Officer.
4.3.3 Pre-Clearance Requirements
Members of the Boards of Directors of AFI and Ally Bank, Ally executives who are designated by the Compensation, Nominating, and Governance Committee as under its purview, and any other employees as identified by the Ally General Counsel or Ally Chief Compliance Officer (collectively, the Pre-Clearance Persons) must obtain prior approval from the Ally General Counsel and Ally Chief Compliance Officer (or their designees) before such Pre-Clearance Person or any of their Affiliated Persons purchases or sells any Ally securities.
ECRA, in consultation with the Ally Legal Staff, will maintain the list of Pre-Clearance Persons. Each proposed transaction will be evaluated to determine if it raises insider-trading or other concerns under applicable securities laws. Any evaluation will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Stock-ownership guidelines, Ally’s reputational risks, and similar matters will also be considered in evaluating any pre-clearance request.
Pre-clearance of any transaction is valid only for a 48-hour period. If the transaction order is not placed and executed within that 48-hour period, an additional pre-clearance of the transaction must be requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
4.4 Permissible Trading
For purposes of this Policy, Covered Individuals may trade if they do not possess related MNPI and, in the case of Covered Persons and securities of Ally, only while outside of a blackout period. Further, the Ally General Counsel or Ally Chief Compliance Officer may establish permissible trading windows for designated persons. If Covered Individuals are in possession of nonpublic information, they must use their own judgment to determine whether that nonpublic information is material. The mere perception by a Covered Individual’s friends or business colleagues that

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Ally Financial Inc.
the Covered Individual traded on MNPI could damage both Ally’s and the Covered Individual’s reputation and expose Ally and the Covered Individual to potentially serious consequences. To avoid the perception of insider trading and to avoid second-guessing of any trading by others, who may have the benefit of hindsight, Covered Individuals should be very cautious when determining MNPI status.
If a Covered Individual is in possession of MNPI, he or she must refrain from trading in related securities for a reasonable waiting period after public disclosure. The exact length of a reasonable waiting period depends on the circumstances of the disclosure — including the nature and complexity of the information, the methods of dissemination, and changes in communications technology and investor expectations — and will be determined by the Ally Chief Executive Officer or Ally Chief Financial Officer in consultation with the Ally General Counsel. Historically, two trading days has been the most common. For clarity, the circulation of rumors in the media, even if accurate, does not constitute effective public disclosure.
4.5 Need to Know Policy
A Covered Individual must not disclose or disseminate to any other person or business unit MNPI or other confidential information unless the other person or the business unit has a legitimate business reason to know or access that information or the client who provided the information has otherwise directed or consented to its disclosure or dissemination and then only in compliance with applicable Ally practices.
4.6 Personal Trading Restrictions
As part of this Policy, Ally has adopted personal trading restrictions that are intended to align the interests of executives and Directors of Ally with the long-term interests of Ally shareholders and to discourage short-term speculation in Ally securities. These restrictions, which apply to the AFI and Ally Bank Boards and certain Ally executives, and their Affiliated Persons, are described within this section. Individuals subject to Personal Trading Restrictions will be notified separately at least annually by the Ally General Counsel or Ally Chief Compliance Officer (or their designees).
These restrictions apply to all Pre-Clearance Persons under Appendix I, members of the Leadership Council, as well as each of their Affiliated Persons (for purposes of this section, Pre-Clearance Persons, members of the Leadership Council, and each of their Affiliated Persons are collectively referred to as Restricted Persons).
The personal trading restrictions are set forth below. Unless otherwise noted, these restrictions cover any Ally securities, including equity (common or preferred), debt, and any Derivatives thereof.
4.6.1 Hedging
Hedging allows continued ownership of Ally securities without the full risks and rewards of such ownership. When that occurs, the owner may no longer have the same long-term objectives as other Ally security holders. Any transaction that hedges a Restricted Person’s economic interest in and exposure to the full rewards and risks of ownership in any Ally security is prohibited. There are many methods pursuant to which hedging can occur, including through the use of options, by engaging in short sales, or by utilizing other mechanisms such as zero-cost collars and forward sale contracts. Contact the Ally Legal Staff for additional information to determine if certain activities could constitute hedging for purposes of the restrictions in this Policy.
4.6.2 Speculative Transactions
Restricted Persons may not engage in any transactions in options on Ally securities, such as puts or calls, any transactions in other Derivatives that relate to an Ally security (e.g., futures contracts, credit default swaps, forward contracts, swaps), or any similar speculative transactions involving any Ally security or its value. This prohibition does not apply to trades associated with the exercise of any options or other Derivatives that are issued pursuant to Ally compensation plans.
4.6.3 Short Sales
Restricted Persons may not engage in short sales of Ally securities. Short selling includes selling securities one does not currently own and borrowing a third party’s securities in order to make delivery, with the expectation that the price of the securities will later decline when they must be purchased in the market for

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Ally Financial Inc.
return to the lending third party. This prohibition also extends to a short sale against the box, which is a short sale of owned securities to lock in gains or prevent additional losses.
4.6.4 Margin and Pledging
Securities held in a margin account or pledged as collateral for a loan may be sold without the owner’s consent in certain situations (e.g., margin call not met, default on the loan that was made on the basis of the pledged securities). Because a sale of securities could occur at a time when the account owner is aware of MNPI or otherwise is not permitted to trade in Ally securities, Restricted Persons are prohibited from holding Ally securities in a margin account or pledging Ally securities as collateral for a loan of any kind. These requirements do not prohibit a Restricted Person from pledging Ally securities to a charitable organization that is recognized as such under applicable U.S. tax laws.
4.6.5 Limit Orders
No Restricted Person may place a limit order in connection with executing an otherwise permissible trade in any security of Ally, except for a limit order that by its terms is automatically canceled if not filled before the end of the same trading day.
4.7 Policy Deviations
Under certain extenuating circumstances (e.g., significant business disruptions, disasters, emergencies, pandemics), the Executive Compliance Director – Ally Invest, Enterprise Functions and Deposits, in consultation with the Chief Compliance Officer, may grant a temporary deviation to the protocols described in this Policy. The extenuating circumstance, approved deviation(s), and timeline for return to required protocols must be reported to Enterprise Policy Governance (EPG) and the CRMC. An approved Policy deviation is not an Exception as described in section 8.0 of this Policy; approved deviations must comply with applicable laws and regulations.
SECTION 5. Roles and Responsibilities.
5.1 ECRA
ECRA is responsible for monitoring compliance with this Policy. Responsibility for adherence to this Policy and avoiding unlawful transactions rests entirely with the Covered Individual.
Additional ECRA responsibilities include:
•Determining and maintaining the list of Covered Individuals;
•Managing the preclearance and Personal Trading Restrictions process;
•Notifying Covered Individuals that they are subject to the quarterly and event-specific blackout periods and Personal Trading Restrictions as applicable;
•Reviewing and approving in advance individual securities trading plans or similar arrangements; and
•Maintaining a record of all exceptions granted.
5.2 Covered Individual
Covered Individuals are responsible for ensuring that they do not violate the insider-trading laws by buying / selling securities while in possession of MNPI or sharing MNPI. They are required to inform Ally Legal Staff if they receive MNPI which they should not have access. If at any time a Covered Individual has questions regarding any part of this Policy, they should contact the Ally General Counsel (or designee).
SECTION 6. Accountability and Monitoring.
This Policy must be reviewed and approved annually by the CRMC, ERMC, and the AFI and Ally Bank Boards of Directors. The AFI and Ally Bank Boards of Directors have ultimate approval authority with respect to this Policy. Interim reviews may be triggered by the Executive Compliance Director – Ally Invest, Enterprise Functions and

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Ally Financial Inc.
Deposits including as a result of material changes in corporate strategy, the regulatory environment, or financial conditions.
The CRMC may approve non-material revisions to this Policy. Any non-material revisions must be communicated to the ERMC, and AFI and Ally Bank Boards of Directors upon annual renewal of this Policy.
ECRA will monitor adherence to this Policy through managing the Personal Trading Restrictions Process, determining and maintaining list of Covered Individuals, reviewing and approving individual security trading plans, and maintaining records of all exceptions granted.
SECTION 7. Communication.
The Executive Compliance Director – Ally Invest, Enterprise Functions and Deposits, or designee, will communicate any changes to this Policy to impacted parties before the effective date of such changes. This Policy and any updates to it will be accessible on the Governance Documents Library page on the Ally Pulse website. Communication and training for this Policy will be by affirmation of receipt and comprehension and delivered through the Ally Learning Management System.
SECTION 8. Policy Exceptions and Non-Compliance.
Requests for exceptions to this Policy must be submitted to the Executive Compliance Director – Ally Invest, Enterprise Functions and Deposits and Enterprise Policy and Governance (EPG), approved by the Ally General Counsel or Ally CCO or Ally CEO in writing, and reported to CRMC, ERMC, and the AFI and Ally Bank Boards of Directors. Approved exceptions will be evaluated by the Executive Compliance Director – Ally Invest, Enterprise Functions and Deposits against the requirements of the Enterprise Issue Management Policy.
Any person who discovers a potential instance of non-compliance with this Policy must report it to the Executive Compliance Director – Enterprise Functions and Ally Invest. Additional reports can also be made to any of the following: their manager, EPG, the applicable BL Leader, Enterprise Compliance and Regulatory Affairs (ECRA), the AFI General Counsel, the Ally Chief Risk Officer (CRO), the AFI Chief Human Resources Officer (CHRO), or through the Ally Ethics Hotline. Ally prohibits retaliation of any kind against a person who honestly reports potential non-compliance.
The Executive Compliance Director – Ally Invest, Enterprise Functions and Deposits must report any identified instances of material non-compliance with this Policy to EPG, which are not already reported through other established channels (e.g., Issue management reporting). These matters may be further reported, including to the CRMC, ERMC, RCs, and AFI and Ally Bank Boards of Directors, as prescribed in the Enterprise Policy on Governance Documents.
Ally employees found to be in violation of a Policy may face disciplinary actions, up to recoupment of existing or past compensation awards and termination of employment.
SECTION 9. Appendices.
Appendix I. Definitions
Definitions of commonly used terms in this Policy are included in the Enterprise Glossary on the Ally Pulse website. Definitions of significant terms specific to this Policy are listed below:
Affiliated Person – For any person, (1) any member of that person’s household or (2) any other person or entity whose trading or other investment transactions are controlled by that person.
Covered Individual – Any member of the AFI or Ally Bank Board of Directors, any member of the board of directors or equivalent governing body of any direct or indirect subsidiary of AFI or Ally Bank, any employee of Ally, or any non-employee temporary worker or contractor providing services to Ally, whether or not located in the United States, or any Affiliated Person of any of the foregoing.
Derivative – A security or contract whose value is dependent on or derived from the value of an underlying asset. Examples of derivatives include forward contracts, futures, options and swaps. Derivatives can be traded on an exchange or over-the-counter.

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Ally Financial Inc.
Leadership Council – Represents the top leaders for each of the business and functional areas across the company. Each have responsibility and accountability for defining Ally’s next chapter, bringing it to fruition, and ensuring that the broader base of Ally associates are supporting these goals. Leadership Council members are maintained by Human Resources.
Material Nonpublic Information (MNPI) – Materiality, for purposes of MNPI, means that a substantial likelihood exists that (a) a reasonable investor would consider the information important in making an investment decision (including whether to buy, sell or hold a security) or (b) the information would be viewed by a reasonable investor as having significantly altered the total mix of information made available. Nonpublic, for purposes of MNPI, means that the information has not yet been disseminated in a manner making it generally available to investors, such as by a press release issued through a major wire service or news agency or a public filing with regulators. Refer to Section 4.1 for further guidance.
Pre-Clearance Persons – Members of the Boards of Directors of AFI and Ally Bank, Ally Executives who are designated by the Compensation, Nominating, and Governance Committee as under its purview, and any other employees as identified by the Ally General Counsel or Ally Chief Compliance Officer.
Restricted Persons – Pre-Clearance Persons and their Affiliated Persons are collectively referred to as Restricted Persons.
Security – Any security of any kind or any Derivative related to any security. This includes any common, ordinary or preferred shares or stock, warrants, debt securities, or any other transferrable security or other unit in any collective investment undertaking.
Tipping – Providing MNPI to a family member, business acquaintance, friend or any other person, or while in possession of MNPI, recommending to any person that he or she buy or sell any security, even if the MNPI is not disclosed to that person.